SYMBOLLON CORPORATION
                                     [LOGO]




                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  TO BE HELD ON
                                  MAY 24, 2000

TO THE STOCKHOLDERS OF SYMBOLLON CORPORATION:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Symbollon Corporation, a Delaware corporation (the "Company"), will be held at the Company's executive offices, located at 37 Loring Drive, Framingham, Massachusetts 01702-8768, on May 24, 2000 at 10:00 a.m., local time, for the following purposes:

1. To consider and act upon the election of two directors as Class I directors to serve on the Board of Directors for a three-year term expiring at the Annual Meeting of Stockholders in 2003;

2. To consider and act upon a proposal to ratify the appointment of BDO Seidman, LLP as the independent auditors of the Company for the current fiscal year ended December 31, 2000; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         The close of business on March 31, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. A complete list of those stockholders will be open to examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours at the executive offices of the Company, 37 Loring Drive, Framingham, Massachusetts 01702-8768, for a period of 10 days prior to the meeting. The stock transfer books of the Company will not be closed.

         All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are kindly requested by the Board of Directors to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

                                         By the order of the Board of Directors,

                                                     PAUL C. DESJOURDY
                                                      Assistant Secretary
Dated: April 10, 2000

                              SYMBOLLON CORPORATION

                                 37 LORING DRIVE
                            FRAMINGHAM, MA 01702-8768
                                 (508) 620-7676

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Symbollon Corporation (the "Company" or "Symbollon") for the Annual Meeting of Stockholders to be held at the Company's executive offices, located at 37 Loring Drive, Framingham, Massachusetts 01702-8768, on May 24, 2000 at 10:00 a.m., local time, and for any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any stockholder giving such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to the Assistant Secretary of the Company, at the above stated address. Attendance at the meeting will not have the effect of revoking the proxy unless such written notice is given.

         If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted in favor of the following actions described in this Proxy Statement: (1) for the election of the nominees set forth under the caption "Election of Directors;" and (2) for the ratification of the appointment of BDO Seidman, LLP as the independent auditors of the Company.

         The approximate date on which the Company intends to mail or otherwise deliver copies of this Proxy Statement and the accompanying form of proxy to the Company's stockholders is April 11, 2000.

         Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

                                     VOTING

         Only holders of shares of the Company's Class A Common Stock, $.001 par value per share (the "Common Stock"), of record as at the close of business on March 31, 2000, are entitled to vote at the meeting. On the record date there were issued and outstanding 3,694,611 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote upon all matters to be acted upon at the meeting. A majority in interest of the outstanding Common Stock, represented at the meeting in person or by proxy, shall constitute a quorum. The affirmative vote of a plurality of the votes cast is necessary to elect the nominees as directors. The affirmative vote of a majority of the votes cast is necessary to ratify the appointment of BDO Seidman, LLP as the independent auditors of the Company. Abstentions and broker non-votes are included in the determination of the number of shares of Common Stock present at the meeting for quorum purposes, but not in the tabulation of the votes cast on proposals presented to stockholders.

         The stockholders vote at the meeting by casting ballots (in person or by proxy) which are tabulated by a person appointed by the Board of Directors before the meeting to serve as the inspector of election at the meeting and who has executed and verified an oath of office. The cost of preparing, assembling and mailing the proxy, this Proxy Statement and the other material enclosed will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers and employees of the Company may solicit proxies by telephone or other means of communication. The Company, through its transfer agent, will request brokerage houses, banking institutions, and other custodians, nominees and fiduciaries, with respect to shares of Common Stock held of record in their names or in the names of their nominees, to forward the proxy material to the beneficial owners of such shares and will reimburse them for their reasonable expenses in forwarding the proxy material.

                               BOARD OF DIRECTORS

Election of Directors

         Pursuant to the Company's Certificate of Incorporation, as amended, the Company's Board of Directors, which currently consists of five members, is divided into three classes, designated Class I, Class II and Class III, each serving staggered three-year terms. The terms of the Class I directors expire at this Meeting. The terms of the Class II and Class III directors will expire at the 2001 and 2002 Annual Meetings of Stockholders, respectively. Two directors are to be elected at this Meeting to fill the terms of the Class I directors that expire at this Meeting. The Board of Directors has designated Paul C. Desjourdy and Eugene Lieberstein as nominees for reelection as Class I directors of the Company at this Meeting. If elected to be Class I directors, such nominees will serve until the expiration of their terms at the Annual Meeting of Stockholders in 2003 and until their successors are elected and qualified.

         Unless authority to do so has been withheld or limited in the proxy, it is the intention of the persons named as proxies to vote at the meeting the shares of Common Stock to which the proxy relates to elect the nominees named above. Each of the nominees is currently a director of the Company. Management recommends that the persons named below be elected as directors of the Company and it is intended that the accompanying proxy will be voted for their election as directors, unless the proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person or persons as shall be designated by management.

Members of the Board of Directors

         The following table provides the names and ages of the members of the Board of Directors, their respective principal occupations or employments during the past five years and the period during which each has served as a director of the Company.

                          Director    Principal Occupation, Other Business
Name                Age     Since     Experience and Other Directorships
----                ---   --------    ------------------------------------

               Nominees for Election as Class I Directors to Serve
                  Until the 2003 Annual Meeting of Stockholders

Paul C. Desjourdy...38      1996      President,  Chief Operating Officer and
                                      General Counsel of the Company since
                                      December 1999, Chief Financial Officer since September 1993, and Treasurer from May 1994. Executive Vice President of the
                                      Company from July 1996 to December 1999, and Vice-President - Finance and
                                      Administration  of the Company
                                      from  September  1993 to July 1996.
                                      Attorney  at the law firm of Choate Hall
                                      & Stewart from 1989 to 1993.  Certified
                                      Public Accountant at Arthur Andersen & Co.
                                      from 1983 to 1986.

Eugene Lieberstein..61      1998      Law partner at the law firm of  Anderson
                                      Kill & Olick,  P.C. specializing   in
                                      patent  procurement  and  litigation  (Mr.
                                      Lieberstein and his firm serve as patent counsel for the Company) since March 2000.
                                      Law  partner at the law firm of
                                      Wyatt,  Gerber,  Meller and  O'Rourke
                                      specializing in patent procurement and litigation (Mr. Lieberstein and his firm served as patent counsel for the Company) from 1993 to March 2000. Patent Counsel for Union Carbide Corporation from 1970 to 1993.

                     Class II Directors Whose Terms Continue
                  Until the 2001 Annual Meeting of Stockholders

James C. Richards, Ph.D.52  1991      President, Chief Executive Officer and  a
                                      director of IntelliGene, Inc., a privately held company specializing in
                                      DNA probe technologies since October 1995.
                                      President and Chief Executive Officer of the Company from May 1991 to September
                                      1995 and Treasurer of the Company from May
                                      1991 to May 1994. Managing Director and principal stockholder of Carlton Bio
                                      Venture Partners, a consulting firm
                                      specializing in financing and acquisition of healthcare, medical products and biotechnology companies from 1990 to 1991.
                                      Director of business

                          Director    Principal Occupation, Other Business
Name                Age     Since     Experience and Other Directorships
----                ---   --------    ------------------------------------
                     Class II Directors Whose Terms Continue
                  Until the 2001 Annual Meeting of Stockholders

                                      planning and  development for Gene-Trak
                                      Systems, a joint venture  originally
                                      between AMOCO Corporation and Integrated
                                      Genetics, Inc., engaged in developing
                                      diagnostic test  devices  using  DNA
                                      probes for the healthcare and food
                                      industries, from 1986 to 1990.

Richard F. Maradie.  52      1998     Senior Vice  President of  Commercial
                                      Development of Oakwood Laboratories, a private biopharmaceutical company developing drug delivery technologies, since April 1998. President, Chief
                                      Executive Officer and a director of
                                      Novavax, Inc., a public biopharmaceutical company developing topical and oral drug delivery technologies, from March 1997 to August 1998. President, Chief Executive
                                      Officer and a director of Protyde
                                      Pharmaceuticals, Inc., a private
                                      biopharmaceutical company developing
                                      products for the diagnosis and treatment of cancer, from 1994 to 1997. Executive
                                      Vice  President  and Chief Operating
                                      Officer of Platelet Research Products,
                                      Inc., a private biopharmaceutical company developing therapeutic products derived from blood platelets, from to 1991 to 1994. President, Chief Operating Officer and a director of VimRx Pharmaceuticals, Inc., a public pharmaceutical company developing therapeutics based on natural products, from 1988 to 1991.

                     Class III Director Whose Term Continues
                  Until the 2002 Annual Meeting of Stockholders

Jack H. Kessler, Ph.D.49   1986       Chief  Executive  Officer of the Company
                                      since December 1999, Chief  Scientific
                                      Officer and Secretary  since May 1991,
                                      and Chairman of the Board of Directors of the Company since May 1996. Executive
                                      Vice-President of the Company from May
                                      1991 to December 1999. The Company's sole stockholder, officer and director from
                                      1986 to 1991.  From January 1990 until May
                                      1991, principal systems engineer for
                                      Kollsman Manufacturing Company,  a
                                      diagnostic  instrument  design and
                                      manufacturing company.

         The Board of Directors recommends that the Stockholders vote FOR each of the two nominees.

General Information Concerning the Board of Directors and its Committees

         The Board of Directors of the Company met three times in the fiscal year ended December 31, 1999. The Delaware General Corporation Law provides that the Board of Directors, by resolution adopted by a majority of the entire board, may designate one or more committees, each of which shall consist of one or more directors. The Board of Directors annually elects from its members the Executive Committee, Audit Committee, and Compensation Committee. The Company does not have a Nominating Committee. During the last fiscal year each of the directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which each director serves.

         Executive Committee. The Executive Committee exercises all the powers and authority of the Board of Directors in the management and affairs of the Company between meetings of the Board of Directors, to the extent permitted by law. During fiscal 1999, the Executive Committee was composed of three directors, Messrs. Kessler, Desjourdy and Richards. The Executive Committee did not meet during fiscal 1999.

         Audit Committee. The Audit Committee reviews the engagement of the independent auditors and their independence. The Audit Committee also reviews the audit and non-audit fees of the independent auditors, the adequacy of the Company's internal control procedures and financial reports to be filed with the Securities and Exchange Commission. During fiscal 1999, the Audit Committee was composed of three directors, Messrs. Desjourdy, Maradie and Lieberstein. The Audit Committee did not meet during fiscal 1999.

         Compensation Committee. The Compensation Committee reviews and recommends to the Board of Directors remuneration arrangements and compensation plans for the Company's executives. The Compensation Committee also authorizes stock option grants, administers the 1993 Stock Option Plan and proposes other stock option plans. During fiscal 1999, the Committee was composed of three directors, Messrs. Kessler, Maradie and Lieberstein. The Compensation Committee did not meet during fiscal 1999.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 2000 for (i) each of the Company's directors, (ii) each of the Named Executive Officers,
(iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock:

Name and Address of                             Shares of Common     Percent of
Beneficial Owner (1)                       Stock Beneficially Owned   Class (2)
-----------------------                    ------------------------   ---------

Bausch & Lomb Pharmaceuticals, Inc. (3)           576,212                15.6%

Dr. Jack H. Kessler (4)(5)                        417,754                10.7%

Richard M. Lilly (6)                              363,220                 9.6%

Paul C. Desjourdy (4) (7)                         298,054                 7.6%

Anthony J. Cantone (8)                            278,000                 7.5%

Richard P. Morgenstern (9)                        255,000                 6.7%

Dr. James C. Richards (4)(10)                     157,451                 4.3%

Eugene Lieberstein (4)(11)                         50,016                 1.3%

Richard F. Maradie (4)(12)                          7,916                    *

All Executive Officers
and Directors as a Group (5 persons) (13)       1,507,403                36.2%
-----------------------------------------
*        Less than 1% of the Common Stock outstanding.
(1) All shares are beneficially owned and sole voting and investment power is held by the persons named, except as otherwise noted.
(2) Based upon 3,694,611 shares of Common Stock but also reflecting as outstanding, with respect to the relevant beneficial owner, the shares which that beneficial owner could acquire upon exercise of options or warrants exercisable within 60 days.
(3) The address of Bausch & Lomb Pharmaceuticals, Inc. ("Bausch & Lomb") is 8500 Hidden River Parkway, Tampa, Florida 33637. With certain exceptions, these securities are voted in accordance with the recommendations of the Board of Directors of Symbollon. See Note 13. These securities may be redeemed at cost at the option of either the
         Company or Bausch & Lomb.   See "Certain Transactions".
(4) The address of Directors Kessler, Richards, Desjourdy, Maradie and Lieberstein is c/o Symbollon Corporation, 37 Loring Drive, Framingham, MA 01702.
(5) Includes 1,100 shares owned by his minor child and currently exercisable options to purchase 192,521 shares of Common Stock.
(6) Includes 10,000 shares owned by his minor children, currently exercisable warrants to purchase 60,362 shares of Common Stock owned by Mr. Lilly and currently exercisable warrants to purchase 14,748 shares of Common Stock owned by Indianapolis Securities, Inc., which Mr. Lilly may be considered to beneficially own, and to have shared investment and voting power with respect to. The address of Mr. Lilly is c/o Indianapolis Securities, Inc., 2424 North Federal Highway, Boca Raton, FL 33431.
(7) Includes currently exercisable options and warrants to purchase 242,854 shares of Common Stock.
(8) The address of Mr. Cantone is c/o Cantone Research, Inc., 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724.
(9) Includes currently exercisable warrants to purchase 60,000 shares of Common Stock owned by Mr. Morgenstern. Also includes 67,500 shares of Common Stock and currently exercisable warrants to purchase 67,500 shares of Common Stock owned by Mr. Morgenstern's children. The address of Mr. Morgenstern is 471 Parkwood Drive, Los Angeles, CA 90077.
(10) Includes currently exercisable options to purchase 8,750 shares of Common Stock.
(11) Includes currently exercisable options and warrants to purchase 22,916 shares of Common Stock.
(12) Includes currently exercisable options to purchase 7,916 shares of Common Stock.
(13) Includes the 576,212 shares owned by Bausch & Lomb which, with certain exceptions, are voted in accordance with the recommendations of the Board of Directors of Symbollon and currently exercisable options and warrants to purchase 474,957 shares of Common Stock held by executive officers and directors as a group.

                             EXECUTIVE COMPENSATION

         The following tables set forth certain information relating to compensation paid by the Company for each of the Company's last three completed fiscal years to its executive officers whose annual compensation exceeded
$100,000 for the last completed fiscal year (the "Named Executive Officers"). Only those columns which call for information applicable to the Company or the Named Executive Officers for the periods indicated have been included in such tables.


                          Summary of Compensation Table

                                                        Annual            Long Term
                                                     Compensation        Compensation
                                                     ------------    ------------------------
                                                        Salary       Securities Underlying        All Other
Name and Principal Position                 Year          ($)           Options/SARs (#)     Compensation ($) (1)
---------------------------                 ----     ------------    ----------------------- --------------------

Jack H. Kessler                             1999        $160,000           180,000                $   624
 Chief Executive Officer, Chief             1998        $160,000            60,000                $   624
 Scientific Officer and Secretary           1997        $150,000            70,281                $   624

Paul C. Desjourdy                           1999        $145,000           180,000                $   264
 President, Chief Operating Officer,        1998        $145,000            60,000                $   264
 Chief Financial Officer and Treasurer      1997        $130,000            70,281                $   264


--------------------------------------
(1) For each year includes premiums paid on term life insurance on behalf of the Named Executive Officers in the following amounts: Dr. Kessler: $624 and Mr. Desjourdy: $264.

Option/SAR Grants in Last Fiscal Year

         The following table sets forth information with respect to options granted during the last fiscal year to the Named Executive Officers of the Company.


                                Individual Grants

                           Number of                 % of Total
                           Securities                Options/SAR
                           Underlying                Granted to        Exercise
                           Options/SAR's             Employees in      or Base
         Name              Granted(#)                Fiscal Year       Price ($/Sh)     Expiration Date
         ----              -------------             ------------      ------------     ---------------

Jack H. Kessler              60,000 (1)              15.4%             $5.44            December 14, 2004
                             60,000 (2)              15.4%             $7.25            December 14, 2004
                             60,000 (3)              15.4%             $9.06            December 14, 2004

Paul C. Desjourdy            60,000 (1)              15.4%             $5.44            December 14, 2004
                             60,000 (2)              15.4%             $7.25            December 14, 2004
                             60,000 (3)              15.4%             $9.06            December 14, 2004



---------------------------
(1)      These options vest and become exercisable on December 14, 2000.
(2)      These options vest and become exercisable on December 14, 2001.
(3)      These options vest and become exercisable on December 14, 2002.

Aggregated Fiscal Year-End Option Values

         The following table set forth certain information with respect to the number of unexercised stock options held by each Named Executive Officer on December 31, 1999, and the value of the unexercised in-the-money options at that date.


                    Aggregated Fiscal Year-End Option Values


                                                                                  Value of Unexercised
                              Number of Securities                                    In-The-Money
                            Underlying Unexercised                                  Options at Fiscal
                           Options at Fiscal Year-End                               Year-End ($) (1)         .
                        ---------------------------------                     ------------------------------
         Name           (#)Exercisable   (#)Unexercisable                     Exercisable      Unexercisable
         ----           --------------   ----------------                     -----------      -------------

Jack H. Kessler            192,521           213,760                           $263,916            $49,972
Paul C. Desjourdy          232,854           213,760                           $337,158            $55,072
------------------

(1) The value of unexercised in-the-money options at December 31, 1999, was determined by multiplying the difference between the fair market value (the closing sales price) of the Common Stock at the close of business on December 31, 1999 ($3.25 per share) and the option exercise price, by the number of options outstanding at that date. The values have not been realized and may not be realized. The options have not been exercised and may never be exercised. In the event the options are exercised, their value will depend upon the fair market value of the underlying Common Stock on the date of exercise.

Director Compensation

         Upon Board of Directors' approval in May 1998, the Company no longer provides cash compensation to directors for attendance at board or committee meetings. Each non-employee director is entitled to receive on January 1st of each year an option (the "Annual Options") to purchase 2,500 shares of Class A Common Stock at the then fair market value under the Company's 1995 Non-Employee Directors' Stock Option Plan. The Annual Options may only be exercised with respect to vested shares. One-half of the shares subject to such options vest on the first anniversary of the date of grant and the balance vest on the second anniversary of the date of grant. In addition, in 1998 when they joined the Board of Directors Messrs. Lieberstein and Maradie were each granted an option under the Company's 1993 Stock Option Plan at the then fair market value, vesting equally over three years, to purchase 10,000 shares of Class A Common Stock. All directors will be reimbursed for ordinary and necessary travel expenses incurred in attendance at each board or committee meeting.

Employment Agreements

         On December 14, 1999, the Company entered into new employment agreements with Dr. Jack H. Kessler, its Chairman of the Board of Director, Chief Executive Officer and Chief Scientific Officer and with Mr. Paul C. Desjourdy, its President, Chief Operating Officer, General Counsel, Chief Financial Officer and a director. Both agreements expire in December 2005. In 2000, Dr. Kessler and Mr. Desjourdy will receive salaries of $175,000 and $170,000, respectively, per annum. The employment agreements provide for inflationary salary adjustments, and such compensation may be incrementally increased and bonuses may be given upon the approval of the Company's Board of Directors. Both Executive Officers have agreed to devote their full time and best efforts to fulfill their duties and responsibilities to the Company. They will be entitled to participate in employee benefit plans.

         The Company has the right to terminate the agreements for Cause (as defined therein) or as a result of the Executive Officers' death or Permanent Disability (as defined therein). The Executive Officers have the right to terminate their agreements on account of their Constructive Discharge (as defined therein). Except in the case of termination for Cause, upon early termination of their agreements, the Executive Officers shall be entitled to receive their salaries plus fringe benefits for a period of 18 months from the date of termination and any bonuses prorated through the date of termination.

         Both Executive Officers have agreed not to disclose to anyone confidential information of the Company during the term of their employment or thereafter and will not compete with the Company utilizing the Company's proprietary information, know-how or trade secrets during the term of their employment or thereafter. All work, research and results thereof, including, without limitation, inventions, processes or formulae made, conceived or developed by the Executive Officers during the term of employment which are related to the business, research, and development work or field of operation of the Company shall be the property of the Company.

         Dr. Kessler is a principal stockholder, officer and director of a company which has rights to use technology that he developed pertaining to contact lens disinfection. This technology, which is similar to the Company's technology, is not expected to be assigned to the Company. As a result, use of the Company's technology in the area of contact lens disinfection may require the prior consent of such other company or the then owner of such rights.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act") requires the Company's directors, officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file initial reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Directors, officers and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely upon a review of the copies of the forms furnished to the Company and written representations from the Company's directors and officers, the Company believes that during 1998 all filing requirements applicable to its directors, officers and greater than ten percent beneficial owners were satisfied, except that Mr. Lieberstein inadvertently filed a Form 4 Statement of Changes in Beneficial Ownership for the month of October 1999, reflecting a purchase of the Common Stock, after the applicable filing period.

                              CERTAIN TRANSACTIONS

         In  August  1997,  the  Company  entered  into  a   Collaboration   and
Sale/License Agreement with Bausch & Lomb. Under the Collaboration and Sale/License Agreement, the parties intended to develop ophthalmic products based on Symbollon's proprietary enzyme-based iodine technology. Bausch & Lomb obtained exclusive marketing rights in the United States and Canada for ophthalmic products that are developed based on Symbollon's iodine technology. The agreement also provides Bausch & Lomb with options to broaden its exclusive marketing rights to include the rest of the world. So long as the agreement is in effect, Bausch & Lomb will make a series of milestone payments to Symbollon based on the passage of time or the occurrence of certain events, plus royalty payments on product sales and reimbursement of Symbollon's development efforts under the agreement.

         In conjunction with the Collaboration and Sale/License Agreement, the parties entered into a Stock Purchase Agreement pursuant to which Bausch & Lomb purchased in August 1997 and 1998 an aggregate of 669,545 shares of Common Stock for $850,000. Subject to certain exceptions, Bausch & Lomb has agreed to vote its shares of Common Stock in accordance with the recommendations of Symbollon's Board of Directors. Bausch & Lomb may offset certain portions of the future milestone payments due to Symbollon pursuant to the Collaboration and Sale/License Agreement by requiring at cost redemption of the shares purchased pursuant to the Stock Purchase Agreement. Bausch & Lomb exercised its option to offset its 1999 milestone payment by causing redemption of 93,333 shares of Common Stock for $175,000 as part of its $750,000 milestone payment. Under certain circumstances, if the Collaboration and Sale/License Agreement is terminated prior to Symbollon's receipt of the required milestone payments, then Bausch & Lomb has agreed to transfer to Symbollon for no consideration up to $500,000 worth (valued at their original purchase price) of the shares. Additionally, if the Collaboration and Sale/License Agreement is terminated by Bausch & Lomb prior to its fourth anniversary, Bausch & Lomb may require the Company to repurchase up to $175,000 worth (valued at their original purchase price) of the shares annually through the seventh anniversary of the Stock Purchase Agreement in an amount equal to 25% of the Company's positive cash flows from operating activities. Symbollon has the right to repurchase varying portions of the shares (valued at their original purchase price) through the seventh anniversary of the Stock Purchase Agreement.

         For its services as placement agent for the Company's 1999 private placement of units consisting of shares of Common Stock and warrants (each warrant exercisable for one share of Common Stock (the "Warrants")),
Indianapolis Securities, Inc., of which Richard M. Lilly is a principal, received aggregate cash commissions of $106,733 and 60,990 Warrants from the Company.

         During 1999, the Company paid an aggregate of approximately $63,000 for legal services to Eugene Lieberstein or Wyatt, Gerber, Meller and O'Roarke, LLP, of which law firm he was a partner.

         For information concerning employment agreements and option agreements with the Company's officers, see "Executive Compensation".


               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         Management of the Company recommends a vote for the ratification of BDO Seidman, LLP ("BDO") as the independent auditors for the Company for 2000.

         BDO served as the Company's independent accountants for its 1999 fiscal year. The Company has requested that a representative of BDO attend the meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of stockholders.

         Effective April 1, 1998, the Boston office of Richard A. Eisner & Company, LLP ("RAE"), the Company's former independent accountants, was merged into the Boston office of BDO. This merger resulted in RAE no longer having an office in the Boston area, and the Company concluded that it would be appropriate to select a new accounting firm. At a May 20, 1998 meeting, the Board of Directors of the Company voted to retain BDO to serve as the Company's independent auditors, effective immediately. RAE's report on the Company's financial statements for the two years ended December 31, 1997 did not contain an adverse opinion or disclaimer of opinion, and was not modified as to uncertainty, audit scope or accounting principles. During the two years ended December 31, 1997 and any subsequent interim period, there were no disagreements between the Company and RAE on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of RAE, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the audited financial statements.

                                  OTHER MATTERS

         The Board of Directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

               STOCKHOLDERS PROPOSALS FOR THE 2001 PROXY STATEMENT

         Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in the proxy statement and form of proxy relating to the 2001 annual meeting, such proposals must be received by the Company no later than December 14, 2000. Proposals should be directed to the attention of the Assistant Secretary of the Company.

               STOCKHOLDERS PROPOSALS FOR PRESENTATION AT THE 2001
            ANNUAL MEETING WITHOUT INCLUSION IN THE PROXY STATEMENT

         Stockholders who wish to present any proposal or matter at the 2001 Annual Meeting of Stockholders (other than by the process for including stockholder proposals in the proxy statement) are required to notify the Investor Relations Department of the Company of their intent no later than February 11, 2001. The notice should describe the proposal or matter. This requirement does not apply to the deadline for submitting stockholder proposals for inclusion in the proxy statement (see "Stockholders Proposals for the 2001 Proxy Statement" above), nor does it apply to questions a stockholder may wish to ask at the meeting.

         The Company retains discretion to vote proxies it receives with respect to such proposals received after February 11, 2001. The Company retains discretion to vote proxies it receives with respect to such proposals received prior to February 11, 2001 provided (i) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue a proxy statement.

                          ANNUAL REPORT ON FORM 10-KSB

         The Company is furnishing without charge to each person whose proxy is being solicited, a copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, including the financial statements and schedules thereto, but excluding exhibits. Requests for additional copies of such report should be directed to the Company, Attention: Investor Relations.

                                            By order of the Board of Directors,


                                                    PAUL C. DESJOURDY
                                                       Assistant Secretary
Dated: April 10, 2000